SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2011

LYONDELLBASELL INDUSTRIES N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Weena 737

3013 AM Rotterdam

The Netherlands

(Address of Principal Executive Offices)

Registrant’s Telephone number, including area code: 31 10 275 5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement; Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

As previously disclosed, on November 4, 2011, LyondellBasell Industries N.V. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) under which the Company agreed to sell $1.0 billion aggregate principal amount of its 6.0% senior notes due 2021 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, HSBC Securities (USA) Inc., ING Financial Markets LLC, Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc. and UniCredit Capital Markets LLC (collectively, the “Initial Purchasers”). The notes are guaranteed on a senior basis by, subject to certain exceptions, each existing and future wholly owned U.S. subsidiary of the Company that is an issuer or co-issuer in respect of, or guarantees, any debt securities issued in the capital markets by the Company or any subsidiary. The closing of the sale of the notes occurred on November 14, 2011.

LyondellBasell received net proceeds of approximately $985 million from the offering and intends to use those proceeds, together with available cash, to pay a special dividend in the aggregate amount of up to approximately $2.6 billion.

The notes were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and were sold by the Initial Purchasers to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain non-United States persons in offshore transactions in accordance with Regulation S under the Securities Act.

The notes are governed by an indenture, dated as of November 14, 2011, among the Company, as issuer, each of the Guarantors named therein, as guarantors, Wells Fargo National Association, as trustee, registrar and paying agent. A copy of the indenture is included in this Form 8-K as Exhibit 4.1 and incorporated herein by reference. The summary description of the indenture in this report is qualified in its entirety by reference to Exhibit 4.1.

The notes will bear interest at a rate of 6.000% per year payable semiannually in arrears in cash on May 15 and November 15 of each year, beginning on May 15, 2012. The notes will mature on November 15, 2021.

The indenture includes covenants customary for transactions of this type that, subject to significant exceptions, limit the ability of the Company and its subsidiaries to, among other things, incur indebtedness, including secured indebtedness and indebtedness of our subsidiaries that are not Guarantors of the notes, enter into certain sale and lease-back transactions or enter into consolidations, mergers or sales of all or substantially all of our assets. Upon a Change of Control Repurchase Event (as defined in the indenture), the holders of the notes may require the Company to purchase all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any. The notes are redeemable in whole or in part at any time at the option of the Company at a redemption price, plus accrued and unpaid interest, as specified in the indenture.

The notes will be the Company’s general unsecured obligations and will rank pari passu in right of payment with all of its existing and future senior unsecured indebtedness and senior in right of payment to any of its future subordinated indebtedness. The notes will rank effectively junior in right of payment to any of its secured indebtedness, including indebtedness under our asset based revolving credit agreement, which is secured principally by a lien on collateral consisting primarily of inventory and receivables, to the extent of the value of the collateral securing such indebtedness. In addition, the notes will be structurally subordinated to all liabilities of our subsidiaries that do not guarantee the notes.

In connection with the issuance of the notes, on November 14, 2011, the Company, the Guarantors and the Initial Purchasers, entered into a registration rights agreement (the “Registration Rights Agreement”) requiring the Company to file and cause to become effective a registration statement with the Securities and Exchange Commission to register an offer to exchange the notes for registered notes with substantially identical terms (other than restrictions on transfer and provisions for additional interest) within one year of November 14, 2011. A copy of the Registration Rights Agreement is included in this Form 8-K as Exhibit 4.2 and incorporated herein by reference. The summary description of the Registration Rights Agreement in this report is qualified in its entirety by reference to Exhibit 4.2.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture, dated as of November 14, 2011, among the Company, as issuer, each of the Guarantors named therein, as guarantors, Wells Fargo National Association, as trustee, registrar and paying agent (including form of 6.000% Senior Note due 2021).

4.2	Registration Rights Agreement, dated as of November 14, 2011, among the Company, the Guarantors and the Initial Purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.

Date: November 17, 2011	By:	/s/Karyn F. Ovelmen
Karyn F. Ovelmen Executive Vice President

Exhibit Index

Exhibit	Description

4.1	Indenture, dated as of November 14, 2011, among the Company, as issuer, each of the Guarantors named therein, as guarantors, Wells Fargo National Association, as trustee, registrar and paying agent (including form of 6.000% Senior Note due 2021).

4.2	Registration Rights Agreement, dated as of November 14, 2011, among the Company, the Guarantors and the Initial Purchasers.